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                                                                   Exhibit 10.20


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made as of the 23rd day of April, 1999, by and between Foilmark, Inc., a Delaware corporation (the "Company"), Foilmark Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("Foilmark Sub"), and Arthur Karmel (the "Employee").

                                    RECITALS

         WHEREAS, the Company and Employee have entered into that certain Employment Agreement between HoloPak Technologies, Inc., a Delaware corporation ("HoloPak"), and the Employee, dated as of June 29, 1998, as amended (the "Original Employment Agreement");

         WHEREAS, HoloPak, the Company and Foilmark Sub are parties to the Agreement and Plan of Merger, dated as of November 17, 1998 (the "Merger Agreement"), whereby HoloPak will be merged with and into Foilmark Sub (the "Merger"), with Foilmark Sub as the surviving corporation in the Merger (the "Surviving Corporation");

         WHEREAS, Employee and HoloPak mutually agree that the Original Employment Agreement shall terminate immediately prior to the effective time of the Merger, and concurrently that the Company shall employ Employee as of the effective time of the Merger; and

         WHEREAS, as a condition precedent to the Merger Agreement, the Company has agreed to employ Employee under the terms and conditions set forth below.

                                   WITNESSETH:

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.       EMPLOYMENT.

         The Company hereby employs the Employee as Chief Accounting Officer, New Jersey Operations, of the Surviving Corporation, or another comparable senior executive position of the Company with such title as the Board of Directors of the Company shall determine, and Employee hereby accepts such employment. During the term of employment under this Agreement (the "Employment Term"), the Employee shall perform such duties as are requested from time to time by the Board of Directors of the Company or the Chief Executive Officer of the Company, which duties shall be consistent with the duties of a chief financial officer of a corporation or a subsidiary of a corporation; PROVIDED, that the Employee will not be required to perform such duties outside a radius of thirty (30) miles of East Brunswick, New Jersey; PROVIDED, FURTHER, that Employee may infrequently be required to travel to Newburyport, Massachusetts as requested by the Board of Directors or the Chief Executive Officer of the Company.

2.       PERFORMANCE.

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         During the Employment Term, the Employee shall devote his entire business efforts to the performance of his duties hereunder.

3.       TERM.

         Unless otherwise terminated in accordance with Sections 5 or 6 hereof, the Employment Term shall be for an initial term of one and one-half years commencing on the date hereof and continuing thereafter for successive one-year renewal terms, unless the Company or Employee shall deliver, no later than ninety (90) days prior to the expiration of the Employment Term or any such additional one year period, written notice to the other terminating this Agreement effective as of the end of the Employment Term or the then current additional one year period.

4.       COMPENSATION FOR EMPLOYMENT.

         (a) The basic annual compensation of the Employee for his employment services to the Company and to all of its affiliated companies during the Employment Term shall be $100,000.00 (the "Salary"), which the Company shall pay to the Employee in accordance with its normal payroll policy. These are the initial terms of annual compensation. The amount of Salary may change and compensation will be reflected.

         (b) During the Employment Term, the Company shall also provide the Employee with those fringe benefits that are specified on Exhibit "A" hereto (the "Fringe Benefits"). The Company shall also reimburse the Employee for any reasonable business expenses incurred on the Company's behalf in connection with the performance of the services during the Employment Term.

         (c) (i) HoloPak has granted to the Employee under its Non-Qualified Stock Option Plan (the "HoloPak Plan"), options to purchase shares of Common Stock ("Options") for 5,000 shares of HoloPak Common Stock at an exercise price of $2.5875 per share. The Options will vest and become exercisable in two equal installments on the first two (2) anniversaries of the Employment Agreement. Pursuant to and in accordance with Section 3.4 of the Merger Agreement, at the effective time of the Merger, the Options shall be converted into and become rights with respect to shares of common stock of the Company, and the Company shall assume each Option.

         (ii) As of the effective date of the Merger, the Company shall grant to the Employee under its 1995 Amended and Restated Employee Stock Option Plan (the "Plan") options ("Options") to purchase 6,000 shares of Company common stock, $.01 par value, at an exercise price and pursuant to the vesting schedule set forth in the Plan.

         (iii) The Employee will be an eligible participant in the Plan administered by the Company and, therefore, will be eligible for future grants of stock options in addition to the Options referred to above. The administrator of the Plan, which is currently the Compensation Committee of the Board of Directors of the Company, will determine from time to time whether any such additional Options shall be granted to the Employee and the exercise price vesting schedule and other terms of any such additional options that may be granted.

         (d) The Company's commitment to grant additional Options is subject to the Company's obtaining approval of such items by the Board of Directors of the Company.

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5.       TERMINATION WITHOUT COMPENSATION.

         (a) PARTIAL OR TOTAL DISABILITY. If the Employee is unable to perform his duties and responsibilities hereunder to the full extent required hereunder by reason of non-employment related illness, injury or incapacity for six months (during which time he shall continue to be compensated hereunder), the Company may terminate the Employment Term, and the Company shall not have any further liability or obligation to the Employee hereunder except for any unpaid Salary, unpaid bonus, adjusted pro rata based upon the portion of such bonus period in which the Employee was actually employed by the company hereunder and any Fringe Benefits accrued to the date of termination, provided, however, that Employee reserves any rights that he may have against the Company with respect to any claims for damages and/or benefits under any Workers' Compensation Act, or otherwise, arising out of injuries, illness or incapacity incurred as a result of his employment with the Company (an "Employment Injury"). In the event of any dispute under this Section 5(a), the Employee shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Employee, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative. If, after termination due to disability as provided herein, the Employee obtains, at his sole expense, medical certification from a licensed physician reasonably satisfactory to the Company that such disability has ended, the Company shall offer to employ the Employee pursuant to the terms of this Agreement for the remainder of the initial term or any renewal term in effect at the time of termination, except that the Company shall not be required to reemploy the Employee at the same officer position if the Company shall have elected another person to such position during the period of the Employee's disability and such other person continues in such position at the time of the Employee's return to employment.

         (b) DEATH. If the Employees dies, this Employment Agreement (except for the provisions of Sections 6, 10 and 11 hereof) shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, his executors, administrator, heirs, assigns or any other person claiming under or through him except for unpaid Salary, any unpaid bonus earned by Employee for the bonus period in which Employee's death occurs adjusted pro rata based upon the portion of such bonus period in which the Employee was actually employed by the Company hereunder and any Fringe Benefits accrued to the date of his death.

         (c) CAUSE. The Company may terminate the Employment Term for "cause" by giving the Employee 30 days' written notice of the termination date, and thereafter the Company shall not have any further liability or obligation to the Employee. For purposes of the Agreement, "cause" shall mean the failure of the Employee to observe or perform (other than by reason of illness, injury or incapacity) any of the responsibilities or provisions of this Agreement after the provision by the Company of 30-days written and an opportunity to cure such failure to observe or perform such material terms or provisions. "Cause" also shall include dishonesty, willful misconduct, material neglect of the Company's business, conviction of a felony or other crime involving moral turpitude, misappropriation of funds or habitual insobriety.

6.       TERMINATION WITH COMPENSATION.

         (a) NON-RENEWAL OF TERM. The Employment Term may be terminated by either party hereto as of the end of the initial term or any renewal term then in effect by giving written notice of the intention to terminate the Employment Term at least 90 days prior to the proposed termination date. If the Company terminates the Employment Term under such circumstances, the Company shall provide the Employee with the Termination Compensation specified in Section 6
(c).

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         (b) WITHOUT CAUSE. The Company shall have the right to terminate the
Employment Term without cause at any time by giving the Employee 60 days' written notice of the termination date. Under such circumstances, the Company shall provide the Employee with the Termination Compensation specified in
Section 6(c).

         (c) TERMINATION COMPENSATION. The "Termination Compensation" shall consist of payment of the Employee's Salary under Section 4(a), at the level in effect at the date of termination, for the longer of (A) any remaining part of the initial term of the Employment Term or (B) 6 months. The Employee shall not be entitled to any Termination Compensation under this Section 6 unless the Employee executes and delivers to the Company after a notice of termination a release in a form satisfactory to the Company in its sole discretion by which the Employee releases the Company and its affiliates, and the Company so releases the Employee, from any obligations and liabilities of any type whatsoever, except for the Company's obligation to provide the Salary specified in this Section 6, any unpaid bonus earned by Employee for the bonus period in which termination of employment occurs, adjusted pro rata based upon the portion of such bonus period in which the Employee was actually employed by the Company hereunder and any liability for any Employment Injury. The parties hereto acknowledge that the Salary to be provided under this Section 6 is to be provided in consideration for a above-specified release. Compensation under the terms and conditions of Section 6(c) and any obligations that the Company may have for any Employment Injury.

         (d) EXCLUSIVITY. Upon any termination by the Company under Section 6(a) or Section 6(b), the Company shall not have any obligation to the Employee, his executors, administrators, heirs, assigns or any other claiming under or through him other than to provide the Termination Compensation under the terms and conditions of Section 6(c) and any obligations that the Company may have for any Employment Injury.

7.       AGREEMENT NOT TO COMPETE.

         (a) During the Non-Competition Period (defined below), the Employee shall not, within the Restricted Area ( defined below) directly or indirectly, in any capacity, without the express written consent of the Chairman of the Board of Directors of the Company, render his services, engage in any business activity or have a financial interest in, any business (other than as the holder of not more than one percent of the total outstanding stock of any publicly-held company) that is competitive with any of those business activities in which the Company, the Surviving Corporation, Foilmark Manufacturing Corporation, Transfer Print Foils, Inc., Alubec Industries, Inc, or any subsidiary of any of the foregoing or any person, partnership, association, corporation or other entity (each a "Person") controlled by any of them (any such party is referred to herein as a "Foilmark Party") shall have been engaged during his employment by the Company, nor shall the Employee assist any person or entity that is engaged in such business, including by making Foilmark Information (defined below) available to any such person or entity. In addition, the Employee shall not directly or indirectly solicit or otherwise encourage any of employees of any Foilmark Party to terminate their employment with the applicable Foilmark Party. As used herein, the "Restricted Area" means (i) the United States of America and
(ii) Canada. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time space, the court is hereby requested and authorized by the parties hereto to review the foregoing restriction to include the maximum restrictions allowable under applicable law. The "Non-Competition Period" means the period during which the Employee is employed hereunder. In addition, (A) in the case of termination of employment pursuant to Section 6 hereof, the "Non-Competition Period" shall be extended from the date of such termination of employment for a period equal to the greater of (x) the period in which any payment of compensation (except for an employment related injury) is made to Employee pursuant to this Agreement and (y) one year, or (B) in

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the case of termination of employment pursuant to Section 5 hereof, the
"Non-Competition Period" shall be extended from the date of such termination of employment for a period of one year.

         (b) The terms of this Section 7 shall apply to the Employee and any Person controlled by the Employee, including any relative of the Employee, to the same extent as if they were parties hereto, and the Employee shall take whatever actions may be necessary to cause any such Persons or entities to adhere to the terms of this Section 7.

8.       INVENTIONS DESIGNS AND PRODUCT DEVELOPMENTS.

         All inventions, innovations, designs ideas and product developments (collectively, the "Developments"), developed or conceived by the Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Employment Term and that relate to the actual or planned business activities of any Foilmark Party and all of the Employee's rights, title and interest therein, shall be the exclusive property of the applicable HoloPak Party. The Employee hereby assigns, transfers and conveys to any applicable Foilmark Party all of his rights, title and interest in and to any and all such Developments. As requested from time to time by the Board, the Employee shall disclose fully, as soon as practicable and in writing, all Developments to the Chairman of the Board of Directors of the Company. At any time and from time to time, upon the request of the Board, the Employee shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable any applicable Foilmark Party to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The applicable Foilmark Party will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Employee for all reasonable expenses incurred by him in compliance with the provisions of this Section.

9.       CONFIDENTIAL INFORMATION.

         (a) The Employee has had and will have possession of or access to confidential information relating to the business of one or more Foilmark Parties, including writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer lists, the identity of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other material embodying trade secrets, customer or product information or technical or business information of certain Foilmark Parties. All such information, other than any information that is in the public domain through no act or omission of the Employee or which he is authorized to disclose, or that the Employee had in his possession prior to this employment with the Company is referred to collectively as the "Foilmark Information". During and after the Employment Term, the Employee shall not knowingly, willfully or intentionally (i) use or exploit in any manner the Foilmark Information for himself or any Person other than a Foilmark Party, (ii) remove any Foilmark Information, or any reproduction thereof, from the possession or control of any Foilmark Party or (iii) treat Foilmark Information otherwise than in a confidential manner.

         (b) All Foilmark Information developed, created or maintained by the Employee, alone or with others while employed by the Company, and all Foilmark Information maintained by the Employee thereafter, shall remain at all time the exclusive property of the applicable Foilmark Party. The Employee shall return to the Company all Foilmark Information, and reproductions thereof, whether prepared by him or others, that

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are in his possession immediately upon request and in any event upon the completion of his employment by the Company.

10.      REMEDIES.

         The Employee expressly acknowledges that the remedy at law for any breach of Sections 6, 7, 8 or 9 will be inadequate and that upon any such breach or threatened breach, the Company (or the applicable Foilmark Party) shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Employee's obligations under these provisions without the necessity of proving the actual damage or the inadequacy of a legal remedy. Subject to the remainder of this Section 10, the rights conferred upon the Company (and any Foilmark Party) by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which the Company may have at law, in equity or otherwise.

11.      SURVIVAL.

         Notwithstanding the termination of the Employment Term pursuant to
Section 5 or 6, the obligations of the Employee under Sections 6, 7, 8 and 9 hereof shall survive and remain in full force and effect and the Company shall be entitled to relief against the Employee pursuant to the provisions of Section 10 hereof.

12.      GENERAL.

         (a) GOVERNING LAW. The terms of this Agreement shall be governed by the laws of the State of New Jersey.

         (b) INTERPRETATION. Unless the context of this Agreement clearly requires otherwise, (i) references to the plural include the singular, and to the singular include the plural, (ii) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (iii) "including" has the inclusive meaning frequently identified with the phrase "but not limited to". The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement of the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

         (c) BINDING EFFECT. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee. Any Foilmark Party other than the Company is a third party beneficiary of this Agreement and may enforce the provisions of this Agreement that pertain to such Foilmark Party, including Sections 6, 7, 8 and 9, to the same extent as if a party hereto.

         (d) NOTICES. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or when mailed be registered or certified mail, postage prepaid, return receipt requested, or when sent by Federal Express or other overnight delivery service, addressed as follows (or to such other address that a party may provide from time or time by notice to the other parties):

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         TO EMPLOYEE:

             Arthur Karmel
             4 Gary Drive
             Englishtown, NJ 07726

         TO THE COMPANY:

                Foilmark, Inc.
                4 Malcolm Hoyt Drive
                Newburyport, MA  01950
                Attention:  President

         (e) ENTIRE AGREEMENT. Termination of Prior Agreement Modification. This Agreement (including Exhibit A hereto) and the additional agreements specified in Sections 4(c) and 4(d) (to the extent that the parties enter into any of such agreements) constitute the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be modified or amended in any way except in writing by the parties hereto.

         (f) WAIVER. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.

         (g) SEVERABILITY. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.

         (h) COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto upon the same instrument.

         (i) TERMINATION OF ORIGINAL EMPLOYMENT AGREEMENT. Employee and Foilmark Sub agree that the Original Employment Agreement has been terminated effective immediately prior to the effective time of the Merger. In consideration for entering into this Agreement, the sufficiency of which is hereby acknowledged, Employee hereby concurrently waives all rights that he may have under the Original Employment Agreement, including, but not limited to, any right that he may have to Termination Compensation (as such term is defined in the Original Employment Agreement) under the Original Employment Agreement arising out of or as a result of such termination of the Original Employment Agreement.

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         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Agreement the day and year first written above.


                                 FOILMARK, INC.


                                 By: /s/
                                    -------------------------------
                                 Name: Frank J. Olsen, Jr.
                                 Title: President & Chief Executive Officer


                                 FOILMARK ACQUISITION CORPORATION



                                 By: /s/
                                    -------------------------------
                                 Name: Frank J. Olsen, Jr.
                                 Title: President


                                 /s/
                                 ------------------------------
                                 Arthur Karmel

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                                                                       EXHIBIT A

                                 FRINGE BENEFITS

1. TYPICAL OFFICER BENEFITS: Inclusion in the benefit plans generally given to executive officers of the Company from time to time, including any benefits provided with respect to life and disability insurance, and participation in any of the Company's profit sharing and pension plans.

2. MEDICAL INSURANCE: The Company shall waive the three-month waiting period for participation in Medical, Prescription and Dental benefits.

3. VACATION: You will be eligible for 3 vacation weeks during the balance of our fiscal year ending December 31, 1999. Thereafter, you will be eligible for vacation time in accordance with Company policy; provided, that you shall be eligible for at least 3 vacation weeks per year.

4. COMPANY VEHICLE: An automobile allowance, in accordance with Company policy, will be provided, in an amount not less than $500 per month. Insurance, maintenance and Company business mileage will also be covered by the Company.